Exhibit 4.2

AMARIN CORPORATION PLC

2012 LONG TERM INCENTIVE AWARD

(a non-qualified stock option award)

This AWARD AGREEMENT (the “Award Agreement”) is entered into and made effective as of March 1, 2012 between Amarin Corporation plc (the “Company”), and Steven B. Ketchum of 49 Canoe Brook Lane, Far Hills, NJ 07931 (“Optionee”), which is intended to operate as an “employees’ share scheme” within Section 1166 of the UK Companies Act 2006. This Option is not being granted under the Amarin Corporation plc 2011 Stock Incentive Plan (the “Plan”). However, capitalized terms used and not defined herein shall have the meanings set forth in the Plan. This Option is not intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). This Option is granted on the terms set out in this Award Agreement.

1.	Number of Shares subject to the Option: 600,000 Ordinary Shares.

2.	Per Share Purchase Price: $8.77 per share.

3.	Grant Date: March 1, 2012.

4.	Date Option Becomes Exercisable (Vesting): Twenty-five percent (25%) of the Shares subject to this Option shall vest on February 16, 2013 with the remaining seventy-five percent (75%) to vest ratably over the subsequent 36-month period, subject to the Optionee’s continued employment with the Company during such period.

5.	Expiration Date: March 1, 2022.

6.	Exercise:

(a) Time and Method of Exercise. No portion of the Option may be exercisable until it has vested. The vesting schedule is set out at Section 4 above. The vested portion of the Option may be exercised by written notice on the Company’s standard form delivered to the Company Secretary, Amarin Corporation plc, specifying the number of Shares to be purchased and tendering payment in full in accordance with Section 6(b) below. An Option shall be deemed to be exercised when (A) written notice of such exercise has been given to the Company in accordance with the terms of this Award Agreement by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised; and (B) (where appropriate) the Optionee has received clearance to exercise such Option in accordance with the Company’s share dealing code. This Option may not be exercised for a fraction of a Share. Full payment may, as authorized by the Committee, consist of any consideration and method of payment as described above.

(b) Consideration. The consideration to be paid for the Shares to be issued upon exercise of this Option, including the method of payment, may consist entirely of (a) cash or check, (b) cancellation of indebtedness of the Company to the Optionee, (c) surrender of other Shares that (i) have been owned by the Optionee for more than six months on the date of surrender or such other period as may be required to avoid a charge to the Company’s earnings, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of Shares to be purchased by the Optionee as to which this Option shall be exercised, (d) if there is a public market for the Shares and they are registered under the Securities Act, delivery of a properly executed exercise notice together with such other documentation as the Committee and the broker, if applicable, shall require to effect an exercise of this Option and delivery to the Company of the sale or loan proceeds required to pay the aggregate exercise price and any applicable income or employment taxes, (e) any combination of the foregoing methods of payment, or (f) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws and as determined by the Committee. In making its determination as to the type of consideration to accept, the Committee shall consider if acceptance of such consideration may be reasonably expected to benefit the Company or result in the recognition of compensation expense (or additional compensation expense) for financial reporting purposes.

7.	Effect of Termination:

(a) Termination for Cause. Notwithstanding any other provision of this Award Agreement, and unless otherwise determined by the Committee, if the Optionee’s Continuous Status as an Employee is terminated for Cause, the Option shall lapse immediately.

(b) Death or Disability. Unless otherwise determined by the Committee, if the Optionee’s Continuous Status as an Employee is terminated by reason of death or permanent and total disability, to the extent this Option is then vested and exercisable, it shall be exercisable for twelve months following the date of the Optionee’s death or permanent and total disability. In the case of the Optionee’s death, Options may be exercised by the Optionee’s designated beneficiary or estate giving written notice to the Committee stating the number of Shares with respect to which this Option is being exercised and contemporaneously tendering payment, in cash, for the Shares. In no event, however, may this Option be exercised after the Expiration Date. For purposes of this Award Agreement, “permanent and total disability” shall mean that the Committee has determined that the Optionee is disabled within the meaning of Section 22(e)(3) of the Code.

(c) Other Termination. Unless otherwise determined by the Committee, if the Optionee’s Continuous Status as an Employee is terminated for any reason other than for Cause, death or permanent and total disability, to the extent this Option is then vested and exercisable, it shall be exercisable for twelve months following the date of such termination. In no event, however, may this Option be exercised after the Expiration Date.

8.	Restrictions:

(a) Restrictions; Securities Exchange Listing. All Shares or other securities delivered pursuant to the exercise of this Option shall be subject to such restrictions as the Committee may deem advisable under this Award Agreement, Applicable Laws, and the Committee may cause appropriate entries to be made or legends to be affixed to reflect such restrictions. If any securities of the Company are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by the Option unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(b) Non-transferable. The Option shall not be, and no right under the Option shall be, transferable by the Optionee otherwise than (i) by will or by the laws of descent and distribution relevant to the Optionee, (ii) to the Optionee’s family member (as defined in Section 1(a)(5) of General Instruction A to Form S-8 promulgated under the US Securities Exchange Act of 1934, as amended) as a gift or (iii) under a domestic relations order (as defined in Section 414(p) of the Code) and the Company shall not be required to recognize any attempted assignment of such rights by the Optionee. The Option or right under the Option shall be exercisable during the Optionee’s lifetime only by the Optionee or, if permissible by the Optionee’s guardian or legal representative as set forth above. The Option or any right under the Option may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

9.	Change of Control: In the event of a Change of Control, this Option shall be subject to the provisions of Section 7 of the Plan to the same extent as if this Option was granted under the Plan, and the provisions of Section 7 of the Plan are hereby incorporated by reference.

10.	Amendment and Termination; Adjustments

(a) Amendments to the Award Agreement. The Committee may waive any conditions of or rights of the Company under this Award Agreement, prospectively or retroactively. The Committee may not amend, alter, suspend, discontinue or terminate this Option, prospectively or retroactively, if such action would adversely affect the rights of the holder of this Option, without the written consent of the Optionee or holder or beneficiary thereof. Notwithstanding any other provision of the Award Agreement, without the approval of the shareholders of the Company, no amendment, alteration, suspension, discontinuation or termination of the Option shall be made that, absent such approval would violate the rules or regulations of the NASDAQ National Market System or any securities exchange that are applicable to the Company. In no event shall the Board or Committee exercise its discretion to reduce the exercise price of the Option or effect repricing through cancellation and re-grant or cancellation of the Option in exchange for cash.

(b) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Award Agreement in the manner and to the extent it shall deem desirable to carry the Award Agreement into effect.

(c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event that affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement, then the Committee will, in such manner as it may deem equitable and proportionate, adjust any or all of (i) the number and type of Shares (or other securities or other property) that are the subject of this Option and (ii) the exercise price with respect to this Option; provided, however, that the number of Shares covered by this Option or to which this Option relates shall always be a whole number.

11.	Income and Other Withholdings: In order to comply with all applicable federal or state income tax laws and social security contributions or regulations and (where applicable) the laws and regulations of the United Kingdom and the United States of America and any other relevant country, the Company or any Affiliate may take such action as it deems appropriate to ensure that all applicable national, federal or state payroll, withholding, income or other taxes and social security contributions, which are the sole and absolute responsibility of the Optionee, are withheld or collected from the Optionee and the Optionee consents to any such actions by signing this Award Agreement. In order to assist an Optionee in paying all or a portion of any such taxes or social security contributions to be withheld or collected upon exercise, release or cancellation of the Option or in respect of Shares acquired pursuant to the Option, the Optionee agrees that the Company or any Affiliate may withhold any such tax or social security liability from any salary and/or other payment due to him at any time or may require immediate payment by the Optionee in cleared funds and/or may sell shares acquired pursuant to the exercise of the Option on behalf of the Optionee that have a Fair Market Value equal to the tax or social security due. The Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Optionee to satisfy tax obligations and social security contributions by delivering to the Company Shares other than Shares issuable upon exercise of the Option with a Fair Market Value equal to the taxes and social security contributions required to be withheld. Shares withheld or delivered shall be valued at their Fair Market Value as determined by the Committee, in its discretion, as of the date when income is required to be recognized for income tax purposes. The Optionee shall, if so required by the Company or his employer, enter into an agreement or election for the transfer to the employee of the employer’s liability to UK National Insurance Contribution arising on the grant, exercise, vesting, assignment or cancellation of the Option as permitted by the applicable law for the time being.

12.	Miscellaneous:

(a) No Rights to Options. Neither the Optionee nor any other Person shall have any claim to be granted any further Option or other award under this Award Agreement, and there is no obligation for uniformity of treatment between the Optionee or holders or beneficiaries of other awards. The terms and conditions of other awards need not be the same with respect to any other Person.

(b) Award Agreement. The Optionee will not have rights under the Option granted to the Optionee pursuant to this Award Agreement unless and until the Award Agreement shall have been duly executed on behalf of the Company and signed by the Optionee.

(c) No Limit on Other Compensation Arrangements. Nothing contained in this Award Agreement shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) No Right to Employment. The grant of the Option shall not be construed as giving the Optionee the right to be retained as an Employee or Director of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment relationship at any time, at will, with or without Cause. In addition, the Company or an Affiliate may at any time terminate the Optionee’s employment relationship with the Company or an Affiliate free from any liability or any claim under this Award Agreement, unless otherwise expressly provided in this Award Agreement.

(e) Data Protection Consent. The Optionee hereby consents to the collection, use and transfer of personal data as described in this paragraph. The Optionee understands that the Company and its Affiliates hold certain personal information about him, including his name, home address and telephone number, date of birth, national insurance/social security number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, cancelled, exercised, vested, unvested, or outstanding in his favour (“Data”). The Optionee further understands that the Company and its Affiliates shall transfer Data as necessary for the purposes of this Option and may further transfer Data to any third parties assisting the Company and/or its Affiliates in relation to this Option. The Optionee understands that recipients of Data may be located in the European Economic Area or elsewhere. The Optionee authorises recipients (including the Company) to receive, possess, use, retain and transfer the Data (including any requisite transfer to a broker or other third party with whom he may elect to deposit any Shares acquired pursuant to this Option, in electronic or other form, for the purposes of implementing, administering and managing this Option.

(f) Governing Law. The validity, construction and effect of this Award Agreement, and any rules and regulations relating to this Option, shall be determined in accordance with the laws of the State of New York, United States. This Award Agreement is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

(g) Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of this Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Option shall remain in full force and effect.

(h) No Trust or Fund Created. This Option shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and the Optionee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to this Option, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to exercise of this Option, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j) Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

(k) Stockholder Rights. The Optionee or other person or entity exercising the Option shall have no rights as a stockholder of record of the Company with respect to Shares issuable upon the exercise of the Option until such certificate representing Shares, registered in the Optionee’s name have been issued to the Optionee.

(l) Notices. Notices required or permitted to be made under this Award Agreement shall be sufficiently made if sent by overnight courier, registered or certified mail, return receipt requested, facsimile or first class mail addressed to the Committee at its offices, which notice shall effective upon its receipt. Each notice shall be addressed to (i) the Optionee at the Optionee’s last known address as set forth in the books and records of the Company or an Affiliate, if any, or (ii) the Company or the Committee at the principal office of the Company.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Award Agreement as a deed as of the day and year first above written.

SIGNED AS A DEED
by AMARIN CORPORATION plc
Acting by:

Signature of Director:	/s/ Joseph S. Zakrzewski

Print name of Director:	Joseph S. Zakrzewski

in the presence of:

Witness:
Signature	/s/ Joseph T. Kennedy

Name	Joseph T. Kennedy

SIGNED AS A DEED

by Steven B. Ketchum

Signature:	/s/ Steven B. Ketchum

in the presence of:

Witness:
Signature	/s/ Janet Bress

Name	Janet Bress